Exhibit 99.1

Regalwood Global Energy Ltd. Prices $300 Million Initial Public Offering

WASHINGTON, Nov. 30, 2017 — Regalwood Global Energy Ltd. (NYSE: RWGE.U; the “Company”) announced today that it priced its initial public offering of 30,000,000 units at $10.00 per unit for aggregate gross proceeds of $300,000,000. Each unit consists of one Class A ordinary share and one third of one warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The underwriters have been granted a 45-day option to purchase up to an additional 4,500,000 units offered by the Company to cover over-allotments, if any. The units are expected to begin trading on the NYSE on December 1, 2017 under the symbol “RWGE.U”.

The offering is expected to close on December 5, 2017, subject to customary closing conditions.

Regalwood Global Energy Ltd. is an international energy-focused special purpose acquisition company sponsored by an affiliate of Carlyle International Energy Partners, L.P., formed as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Regalwood Global Energy Ltd. is led by Marcel Q. H. van Poecke, Chairman of the Board of Directors, Robert Maguire, a member of the Board of Directors, Brooke B. Coburn, President, and Kevin R. Gasque, Chief Financial Officer.

Citigroup and J.P. Morgan are acting as joint book-running managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 30, 2017. The offering is being made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: (800) 831-9146 or J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Department, Telephone: (866) 803-9204.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Kevin R. Gasque

Regalwood Global Energy Ltd.

Chief Financial Officer

202-729-5626

2